Exhibit 23.1

Consent of Independent Auditors

We consent to the use of our report dated June 4, 2020, with respect to the combined financial statements of IOC – Kansas City, Inc., d/b/a Isle of Capri Kansas City, and Rainbow Casino-Vicksburg Partnership, L.P., d/b/a Lady Luck Casino Vicksburg included in this Form 8-K/A of Bally’s Corporation.

/s/ Ernst & Young LLP

Las Vegas, Nevada
February 3, 2021